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                                EXHIBIT 2-2
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                           AMENDMENT NUMBER ONE
                                    TO
                        STOCK ACQUISITION AGREEMENT
                               BY AND AMONG
                           FRONTIER CORPORATION,
                         AMERICAN SHARECOM, INC.,
                              STEVEN C. SIMON
                           AND JAMES J. WEINERT

     THIS AMENDMENT NUMBER ONE ("Amendment") is made as of February 20, 1995, to that certain Stock Acquisition Agreement ("Agreement"), dated as of November 29, 1994, by and among FRONTIER CORPORATION (formerly known as Rochester Telephone Corporation), a New York business corporation ("Frontier"), AMERICAN SHARECOM, INC., a Minnesota corporation, ("ASI"), and Steven C. Simon ("Simon") and James J. Weinert ("Weinert"), (Simon and Weinert being known together herein as the "Sellers").

                           W I T N E S S E T H :

     WHEREAS, in the Agreement, the parties agreed that the Acquisition (as defined in the Agreement; all capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement) contemplated therein will be accounted for by Frontier as a "pooling of interests"; and
     WHEREAS, it has come to the attention of the parties that certain of the provisions of the Agreement must be amended to allow Frontier to use such accounting treatment for the Acquisition.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Amendment, the parties hereto do hereby agree to amend and restate in their entirety Sections 10.2, 10.3 and 12.1 of the Agreement as set forth herein:
     10.2 Sellers' Other Indemnity Agreements.   Except as provided
in Article XI below, all representations and warranties made in this Agreement by the Sellers are made to and for the benefit of both Frontier and ASI. With respect to all such representations or warranties in this Agreement (and/or in the Exhibits or Schedules attached hereto and the documents to be delivered by the Sellers at
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the Closing), the Sellers, jointly and severally, shall, for a period ending on the earlier of the first anniversary of the consummation of the transactions contemplated by this Agreement or the date on which is issued the first independent audit of the financial statements of the combined results of ASI and Frontier (the "Indemnification Expiration Date"), indemnify Frontier and ASI against and hold Frontier and ASI harmless from any and all Losses which arise or result directly or indirectly from any breach of any such representation or warranty, provided, however, that the indemnification obligation contained in this Section 10.2 shall not apply to any Losses which arise or result directly or indirectly from any such matters unless an Article X Notice of Claim (as defined below) has been delivered to the Sellers prior to the Indemnification Expiration Date. If an Article X Notice of Claim has been delivered prior to the Indemnification Expiration Date, any and all such Losses, whether incurred prior thereto or thereafter, shall be subject to indemnification under this Section 10.2.
     10.3 Frontier's Indemnity Agreements.   Except as provided in
Article XI below, with respect to all representations and warranties made by Frontier in this Agreement (and/or in the Exhibits and Schedules attached hereto and the documents to be delivered by Frontier at the Closing), Frontier shall, until the Indemnification Expiration Date, indemnify the Sellers against and hold the Sellers harmless from any and all Losses which arise or result directly or indirectly from any breach of any such representation or warranty, provided, however, that the indemnification obligation contained in this Section 10.3 shall not apply to any Losses which arise or result directly or indirectly from any such matters unless an Article X Notice of Claim (as defined below) has been delivered to Frontier prior to the Indemnification Expiration Date. If an Article X Notice of Claim has been delivered prior to the Indemnification Expiration Date, any and all such Losses, whether incurred prior thereto or thereafter, shall be subject to indemnification under this Section 10.3.
     12.1 Survival.   The several representations and warranties of
the parties contained in or made pursuant to this Agreement shall be deemed to have been made on and as of the Closing and shall remain operative and in full force and effect until the Indemnification Expiration Date, regardless of any investigation or
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statement as to the results thereof, made by or on behalf of any such party. Except for the provisions of Articles X and XI, and Sections 5.10, 6.2, 13.5, 13.6, 13.8 through 13.11, inclusive, and
13.13 through 13.16, inclusive, of this Agreement, the several covenants and agreements of the parties contained in this Agreement shall expire on the Closing Date and, except for the provisions of Sections 5.10, 6.2, 13.2, 13.3, 13.5, 13.6, 13.8 through 13.11, inclusive, and 13.13 through 13.16, inclusive, of this Agreement, the several covenants and agreements of the parties contained in this Agreement shall expire on the termination or abandonment of this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and their corporate seals, if applicable, to be hereunto affixed, effective as of the day and year first above written.

                    /s/S. C. Simon
                    -----------------------------
                    Steven C. Simon

                    /s/James J. Weinert
                    -----------------------------
                    James J. Weinert


                    FRONTIER CORPORATION

                         /s/Louis L. Massaro
                    By: --------------------------
                         Louis L. Massaro
                         Corporate Vice President

                    AMERICAN SHARECOM, INC.

                         /s/S. C. Simon
                    By: --------------------------
                         Steven C. Simon
                    Its:   President
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STATE OF MINNESOTA    )  ss:
COUNTY OF HENNEPIN     )

     On February 24, 1995, before me personally came Steven C.
Simon to me known to be the individual described in, and who executed the foregoing Agreement, and acknowledged that he executed the same on behalf of himself as a Seller hereunder and as the President of AMERICAN SHARECOM, INC.

                         /s/William J. King
                         ------------------------
                               Notary Public

STATE OF MINNESOTA   )  ss:
COUNTY OF HENNEPIN   )

     On February 24, 1995, before me personally came James J.
Weinert to me known to be the individual described in, and who executed the foregoing Agreement, and acknowledged that he executed the same.
                         /s/William J. King
                         ------------------------
                               Notary Public

STATE OF NEW YORK   )
COUNTY OF MONROE   )  ss:

     On February 20, 1995, before me personally came Louis L. Massaro, to me known, who, being by me duly sworn, did depose and say that deponent is the Corporate Vice President of FRONTIER CORPORATION, the corporation described in and which executed the foregoing Agreement; deponent has executed the Agreement by order of the Board of Directors of such corporation.
                         /s/Karen J. Cronk
                         ------------------------
                               Notary Public